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                                                                   EXHIBIT 12.1
                           SIERRA PACIFIC RESOURCES
                     RATIOS OF EARNINGS TO FIXED CHARGES

                                                       9 MONTHS ENDED                     YEAR ENDED DECEMBER 31,
                                                       --------------  ------------------------------------------------------------
            Amounts in 000's                            SEPTEMBER 30,
                                                            2001          2000        1999         1998         1997         1996
EARNINGS AS DEFINED:
   (Loss) Income From Continuing Operations
      After Interest Charges                             $  41,116    $ (27,001)   $  67,152    $  94,686    $  90,472    $  78,868
   Income Taxes                                             14,941      (28,936)      26,570       45,471       45,225       42,884
                                                         --------------------------------------------------------------------------
   (Loss) Income From Continuing Operations
      before Income Taxes                                   56,057      (55,937)      93,722      140,157      135,697      121,752

   Fixed Charges                                           173,925      210,368      133,515       81,506       64,870       58,313
   Capitalized Interest                                     (1,514)     (10,634)      (8,000)      (6,080)      (2,579)        (890)
   Preference Security Dividend Requirements               (18,485)     (24,297)     (20,127)     (11,281)      (8,987)      (6,086)
                                                         --------------------------------------------------------------------------
      Total                                              $ 209,983    $ 119,500    $ 199,110    $ 204,302    $ 189,001    $ 173,089
                                                         ==========================================================================
FIXED CHARGES AS DEFINED:
   Interest Expensed and Capitalized (1)                 $ 155,440    $ 186,071    $ 113,388    $  70,225    $  55,883    $  52,227
   Preference Security Dividend Requirements                18,485       24,297       20,127       11,281        8,987        6,086
                                                         --------------------------------------------------------------------------
      Total                                              $ 173,925    $ 210,368    $ 133,515    $  81,506    $  64,870    $  58,313
                                                         ==========================================================================
RATIO OF EARNINGS TO FIXED CHARGES                            1.21         0.57         1.49         2.51         2.91         2.97

   DEFICIENCY                                            $      --    $  90,868    $      --    $      --    $      --    $      --
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         (1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.